Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 and Registration Statement No. 333-138652 on Form S-3 of our reports dated March 16, 2009, relating to the consolidated financial statements and financial statement schedule of Loral Space & Communications Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the Company’s adoption of new accounting standards) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2008.

/s/  DELOITTE & TOUCHE LLP

New York, NY
March 16, 2009